Second Quarter 2011 Earnings Release Conference Call
July 21, 2011

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer and Tom Gelston, Vice President Investor Relations. Also participating on the call and available for your questions are Kevin Bradley, President of the Cranes segment; Tim Ford, President of the Aerial Work Platforms (AWP) segment; George Ellis, President of the Construction segment; Kieran Hegarty, President of the Materials Processing segment; Steve Filipov, President of Developing Markets; and Ken Lousberg President of China Operations.

A replay of this call will be archived on the Company's website, www.terex.com under “Audio Archives” in the “Investor Relations” section of the website.

I would like to begin with some overall commentary on our business followed by Phil Widman who will provide a more detailed financial report. I will return to summarize and then open the call up for questions. During the Q & A portion please ask only one question and a follow-up.

The presentation we will be referring to is accessible on the Company's website. Let me begin by referring to the forward-looking statement commentary on page 2 of the presentation, which I encourage you to read and review, as well as our other disclosures available in our public documents.

In general, this was not the quarter I was hoping for in terms of bottom line performances, nevertheless the quarter results reflect real progress; an adjusted net income of $0.10 per share, some tough restructuring choices that we've made, and a recognition of the challenges that we face and issues we believe we are fixing.

Specifically in the quarter, net sales increased 38% compared with 2010 and 30% excluding the effect of currency translation. Incremental margins were not in line with our expectations as input costs were higher than planned and manufacturing variances greater due to supply shortages and productivity deficiencies. A rapid ramp up of production, particularly at AWP, caused labor inefficiencies and, in Construction, shortages caused us to miss net sales and be less efficient. We believe we are now more in balance and that efficiencies are improving meaningfully.

We announced restructuring plans and aggressively reduced costs in our Crane operations. This is consistent with what we previously said we would do. We are going to optimize our facilities and reduce or eliminate loss making operations. We are not going to discuss particulars here, but we expect the consolidated efforts will result in annualized savings of over $70 million.

Lastly, we used $142 million in cash from operating activities in Q2, mostly in working capital due to business growth and TFS financing. This is normal for this time of year. We are expecting significant working capital burn off in the back half of the year, which Phil will explain.

The Demag Cranes AG (Demag Cranes) purchase offer has met our expectations and was done within the parameters we set for ourselves. We think this is going to meaningfully improve our company in ways we have yet to fully forecast. This is a business where we can have a market leading position, make profit in good times and bad, and help diversify net sales and services. It has been difficult getting here but the destination will be worth the journey.

I will now turn things over to Phil, who will cover our specific performance.

Phil Widman - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you Ron, and good morning. Page 4 displays the quarterly, year over year and sequential results for the Continuing Operations of the Company. I will cover some points here and cover more detail in the bridge later.

Net sales increased 38% from the prior year quarter, and 18% sequentially, or 30% and 15% excluding the effect of foreign currency translation, respectively. The increases over the prior year were most significant in AWP, Materials Processing and Construction as we continue to experience positive signs of an industry recovery. However, this recovery is still somewhat fragile in particular geographies and product areas as demonstrated by the Cranes segment's relatively flat year over year performance. Sales increased sequentially in all segments; however, production was somewhat hampered by supplier constraints, particularly in the Construction segment. We are working through these issues and expect the situation to improve in the second half. Net sales in the Cranes segment fell short of our expectations due to timing of orders and deliveries, most significantly in large crawlers, all terrain and Chinese truck crane products.

We had income from operations of $7 million in the second quarter, compared to a loss of $10 million in the prior year quarter. Excluding the impact of restructuring and other items, the income from operations would be approximately $43 million in the current period versus approximately $8 million in the prior year quarter. The favorable effect of increased net sales was partially offset by higher input costs, cost inefficiencies from supplier shortages, as well as the quick ramp up in production. This was most evident in AWP, where we did not attain our incremental margin objectives. SG&A expense increased, primarily due to the restoration and accrual for certain performance based compensation programs, increased engineering for new products and Tier 4 work, as well as certain insurance recoveries in the prior year period.

Overall, working capital increased partly due to typical seasonal pattern of deliveries in the summer months, some delivery delays in the Cranes segment and, in Construction, due to supplier constraints. Working capital as a percentage of the trailing three month annualized sales was 33% in Q2. Overall, we expect our working capital to sales ratio to improve in 2011 to below 30% as we bring our production in line with demand and the step up in Cranes second half deliveries. We continue to take advantage of early payment discounts with our suppliers to improve our returns. Considering this action, we are basically flat with last year's working capital to sales performance.

Net Debt increased to $725 million from $693 million at the end of the first quarter due to the use of cash in operating activities, mainly on working capital and increased financing receivables, partially offset by proceeds of $127 million from the sale of Bucyrus shares. Overall, liquidity remains strong at $1.2 billion with Cash balances of approximately $700 million and availability under the revolving facility of slightly under $500 million.

Turning to page 5, we have outlined the changes between last year's loss from operations for the second quarter of approximately $10 million to the income from operations of approximately $7 million with segment detail displayed as well. The most significant changes are, as expected, in the largely favorable volume effect from the recovering segments, partially offset by Cranes, where reduced crawler, all terrain and Chinese truck crane demand negatively affected year over year results. Manufacturing utilization provided a modest improvement, except in AWP, where the accelerated production ramp up in people caused inefficiencies relative to the prior year period. The SG&A increase of approximately $18 million is mainly due to the restoration and accrual for certain performance based compensation programs, increased Tier 4 and new product engineering, as well as certain insurance recoveries in the prior year period. For purpose of comparison with last year, we have split out the effect of the change in the methodology of allocating management charges to the segments on a separate line for better clarity. Foreign exchange translation provided approximately $4 million of operating income benefit overall.

Restructuring, impairments and related charges increased from the prior year by $18 million, mainly due to the charges for the cost reductions and facility optimizations undertaken in the Cranes segment. Improvement year over year in the AWP and Construction segments reflect charges taken in the prior year quarter that did not recur.

Page 6 displays other financial items for comparison purposes. I will cover backlog in another slide. The net interest expense reduction from the prior year reflects the positive effect of the debt repayments made over the last nine months of approximately $570 million. Other income in the period includes the gain on the sale of Bucyrus shares of approximately $40 million, partially offset by approximately $3 million for costs associated with the Demag Cranes acquisition and $2 million for a prior acquisition arbitration settlement. The prior year quarter included a $12 million benefit from marking to market certain derivatives associated with mitigating the Bucyrus share risk. Tax expense for the period is at a higher than normal rate mainly due to the increased level of losses not benefited, of which the restructuring charges account for approximately 60%. The weighted average share count is dilutive this quarter given overall profitability and includes 4.2 million shares for the effect of the convertible notes and 1.1 million shares for compensation programs.

The earnings per share (EPS) effect of the restructuring and other items for the quarter are explained on page 7. This schedule bridges the as-reported EPS of $.01 to the as-adjusted EPS of $.10. The benefit of $.22 per share for the after tax gain on the sale of Bucyrus shares, offset by $.29 per share for the costs associated with the Cranes restructuring and related costs, as well as $.02 per share for charges related to our intended acquisition of Demag Cranes. You will note the lower than normal tax benefit on the Cranes charges due to the inability to recognize a tax benefit on the vast majority of those charges.

On page 8, our working capital statistics are outlined, and we expect most of our second half improvement to come from inventory reductions in the Cranes segment as we have better clarity on deliveries, and in Construction, where supplier constraints are expected to be largely resolved. The decrease in Days payable outstanding compared to the prior year is mainly due to the early payment discount program. We expect working capital as a percentage of fourth quarter annualized sales to be less than 30% at the end of

2011. Improved working capital management, coupled with our earnings performance, should deliver between $350 and $400 million of free cash flow for the second half of 2011.

Referring to page 9, we believe there are several signs of recovery in the marketplace, but it is still fragile as evidenced in certain products and geographies. AWP first half demand came mainly from the large rental companies in replacement capital spending. Our pricing increases are taking effect for Q3 deliveries. In Construction, the situation is product and geographic specific, with continued solid demand for material handlers, backhoe loaders and off highway trucks. Roadbuilding products, in particular in Brazil, were soft as government financing tightened. For Cranes, North America was a bright spot for rough terrain and truck cranes, while product demand for straddle carriers continues to improve. Our German crane business continued to experience shifting delivery dates and cancellations in Q2 as we worked to solidify our second half deliveries. Materials Processing continues to experience strong demand for larger capacity machines worldwide but we are entering a seasonally slower period.

Page 10 shows the backlog trend for the Company by segment. Overall, we were basically flat when compared to the first quarter, but up 57% from the prior year quarter. As mentioned in our press release, we made adjustments to the Cranes backlog in Q2 of approximately $219 million to remove orders mainly related to a new product that is not ready for introduction, orders associated with a customer in bankruptcy proceedings, as well as cancelations occurring in the period. Other segments continued to show solid levels of backlog as we enter the second half.

I will turn things back over to Ron to conclude.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
As you know, cyclical businesses are difficult to predict and the dramatic changes we have gone through certainly have presented us forecasting challenges. Nevertheless, we expected to be meaningfully net income positive in the quarter and I think we got there at $0.10 per share. More would have been better and was expected, but we think the bottom line in the second half will strengthen. There is a backdrop of economic uncertainty and, as we turn to the outlook on page 11, we have to keep this in mind. But based upon the backlog and current customer inputs, we think we will deliver $2.7 - $2.9 billion of net sales in the second half, an operating profit that ranges between $140 -$170 million, resulting in an EPS of about $0.47 - $0.67 for the half or $0.40 - $0.60 for the full year. This is lower than we expected, but does not change our view relative to our future potential for 2013 and beyond. If anything, the Company is going to be strengthened during this period as we force out inventory and cost, and get manufacturing performance back to where it should be.

Staying on page 11, the outlook anticipates our AWP and Materials Processing organizations will deliver as expected in the second half, with AWP pricing actions and productivity being key to the performance increases in this business. In Cranes, we have people- related cost reductions helping, plus both our crawler crane and port equipment deliveries are expected to improve in the second half. Our Construction business demand is solid, and we think the supply risks are softening, and we will have full effects of pricing actions in this business in the back half of the year. The balance of the assumptions relative to our outlook is noted on page 11. All figures exclude restructuring and any effects of the pending Demag Cranes acquisition.

Turning to page 12, and relative to our Demag Cranes progress, approximately 82% of Demag Cranes shares were tended as of July 19, 2011, including our 1%. We have received early termination under the HSR Antitrust Act. The transaction has been filed with the European Commission, and the initial review period expires on the 8th of August. As noted, we are nearing completion relative to the syndication of our new term debt facility and, pending EU approval, we expect to close this transaction in the third quarter.

So finally, on page 13, and to summarize, we are making progress in every one of our businesses but there is still significant work in front of us. We expect that the supply disruptions experienced in the early part of this year are slowing or have been mitigated, and we expect improvements in productivity, utilization and pricing that are expected to more than offset whatever input cost issues remain in the second half of 2011. We will plan to complete, continue and initiate new cost reduction activities; we expect to generate substantial free cash flow, mainly from working capital improvements; and we remain focused on the profitable growth goals that have been previously established for 2013 and beyond. We expect each of our segments to positively contribute to profitability in the second half of 2011. We think this positions us nicely for a much improved 2012. We believe customer replacement rates will continue to be positive and, with the actions initiated that are under our own control, this will ultimately determine our profitability and the improvements we expect to achieve.